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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  WT MUTUAL FUND II

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1100 NORTH MARKET STREET, WILMINGTON, DE 19809

Telephone Number (including area code): 302-651-8377

Name and address of agent for service of process:

ROBERT J. CHRISITAN, PRESIDENT, 1100 NORTH MARKET STREET, WILMINGTON, DE 19809

Copies to:

JOSEPH V. DEL RASO, ESQ., PEPPER HAMILTON LLP, 3000 LOGAN SQUARE, EIGHTEENTH AND ARCH STREETS, PHILADELPHIA, PA 19103-2799

Check appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES [X]       NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Philadelphia, PA on the 11th day of July, 2001.


                                        WT MUTUAL FUND II

Attest: /s/ P. THAO LE                  By:  /s/ Robert J. Christian
       -----------------                     -----------------------
        P. Thao Le                           Robert J. Christian
        Counsel                              Chairman of the Board of Trustees